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                                      NOTE

$400,000                                                          Burlington, NJ
                                                                    May 12, 1998


         FOR VALUE RECEIVED, VOICE POWERED TECHNOLOGY INTERNATIONAL, INC., a California corporation (the "Company"), DOES HEREBY PROMISE to pay to the order of FRANKLIN ELECTRONIC PUBLISHERS ("Franklin"), at the office of Franklin at One Franklin Plaza, Burlington, NJ 08016, the principal amount of up to FOUR HUNDRED THOUSAND DOLLARS ($400,000) in lawful money of the United States of America, in immediately available funds, in one initial installment of fifty thousand dollars ($50,000) in principal amount on May 12, 1999, and a final installment of the remaining principal in a balloon payment due May 12, 2003. The Company also promises to pay interest on the principal amount hereof, in like money, at such office, and at the rate per annum equal to EIGHT PERCENT (8%). The principal amount of this Note shall not exceed $220,000 on or after May 12, 1998.

         The principal balance of this Note and any interest then accrued should be immediately due and payable on any default by Company of any obligations to Franklin, including any obligations under any other note payable to Franklin.

         This Note shall be governed by and construed in accordance with the laws of the State of New Jersey.

                               VOICE POWERED TECHNOLOGY
                               INTERNATIONAL, INC.




                               By:     /s/
                                   ------------------------
                                      Authorized Officer